Exhibit 99.1


Choctaw Resort Development Enterprise Announces Tender Offer

    CHOCTAW, Miss.--(BUSINESS WIRE)--Oct. 8, 2004--Choctaw Resort Development Enterprise (the "Enterprise"), a business enterprise of The Mississippi Band of Choctaw Indians, a federally recognized Indian Tribe (the "Tribe"), announced today that it has commenced a cash tender offer (the "Offer") and consent solicitation (the "Solicitation") for any and all of its 9 1/4% Senior Notes due 2009 (CUSIP No. 17037NAB6) (the "Notes").
    The total consideration per $1,000 principal amount of Notes validly tendered and not withdrawn pursuant to the Offer prior to 5:00 p.m., Eastern time, on October 22, 2004 (the "Consent Payment Deadline"), will be equal to the present value on the initial payment date for the Offer of $1,046.25 (the redemption price on April 1, 2005, which is the earliest redemption date for the Notes) plus the present value of the interest that would be payable on, or accrue from, the last interest payment date until the redemption date, determined based on a fixed spread of 50 basis points over the bid-side yield on the Price Determination Date (defined below) of the 1-5/8% U.S. Treasury Note due March 31, 2005, minus accrued and unpaid interest from the last interest payment date to but not including the initial payment date. In addition, holders whose Notes are validly tendered and accepted for purchase will receive accrued and unpaid interest from the last interest payment date to but not including the applicable settlement date.
    In connection with the Offer, the Enterprise is also soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indenture governing the Notes. The Enterprise is offering to make a consent payment (which is included in the total consideration described above) of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents prior to the Consent Payment Deadline. Holders who tender their Notes after the Consent Payment Deadline will receive the tender offer consideration, which is equal to the total consideration less the consent payment. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.
    The "Price Determination Date" is currently expected to be 2:00 p.m., Eastern time, on October 28, 2004 (unless the Enterprise extends or terminates the Offer prior to the Price Determination Date, in which case it will be no later than the tenth business day prior to the Expiration Date (defined below)). Holders who validly tender their Notes by the Consent Payment Deadline will receive payment of the total consideration on the initial payment date, which is currently expected to be on or about November 5, 2004. Holders who validly tender their Notes after the Consent Payment Deadline and prior to the Expiration Date will receive payment of the tender offer consideration promptly following the Expiration Date. Tendered Notes may not be withdrawn and consents may not be revoked after 5:00 p.m., Eastern time, on October 22, 2004.
    The Offer is scheduled to expire at 12:00 midnight, Eastern time, on November 10, 2004 (the "Expiration Date"), unless extended or earlier terminated. The Offer is subject to the satisfaction of certain conditions, including but not limited to the condition that all necessary approvals have been obtained from the Tribe and the Enterprise and the condition that appropriate financing is obtained. The Enterprise intends to use the proceeds from a proposed offering of debt securities and borrowings under a new senior credit facility to finance the Offer and the Solicitation. No assurance can be given that the Enterprise will in fact enter into the new financings.
    The terms of the Offer and the Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated October 8, 2004, copies of which may be obtained from Global Bondholder Services Corporation, the information agent for the Offer, at 866-294-2200
(US toll free) and 212-430-3774 (collect).
    The Enterprise has engaged Banc of America Securities LLC to act as the exclusive dealer manager and solicitation agent in connection with the Offer and the Solicitation. Questions regarding the Offer and the Solicitation may be directed to Banc of America Securities LLC, High Yield Special Products, at 888-292-0070 (U.S. toll-free) and 704-388-9217 (collect).
    This announcement is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated October 8, 2004.

    Company Information

    The Mississippi Band of Choctaw Indians established the Choctaw Resort Development Enterprise to operate the Silver Star Hotel and Casino and to develop and operate the Golden Moon Hotel and Casino. The Enterprise markets the Silver Star and the Golden Moon, together with related amenities, as the Pearl River Resort. The Tribe is a federally recognized, self-governing Indian Tribe with a 35,000 acre reservation located primarily in east central Mississippi. The Choctaw Tribe is the only federally recognized tribe in Mississippi, and the Enterprise operates the only authorized Indian casinos in the state. The Tribe and the State of Mississippi entered into a compact in 1992 that fully authorizes Class III gaming activities. The compact is not subject to a specific term and will continue unless mutually terminated.

    Forward Looking Statements

    Certain information included in this release and other materials filed or to be filed by the Enterprise with the Securities and Exchange Commission contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Enterprise. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service, domestic or global economic conditions, pending litigation, changes in federal tax laws or the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions).

    CONTACT: Choctaw Resort Development Enterprise
             Creda Stewart, 601-650-1537
             Fax: 601-650-3684
             cstewart@choctaw.org
             Investor Relations Contact:
             The Lee Strategy Group, Inc.
             James Lee, 310-229-5771
             Fax: 310-229-5772
             jlee@leestrategy.com